EXHIBIT 10.2

RESTRICTIVE COVENANT AGREEMENT

This Agreement is made and delivered by me, Robert Giuliano (“me” or “I”), as an employee of the Bryce Rx Laboratories, Inc., (“Company”).  This Agreement is effective on the date I sign it.  I understand that this Agreement applies throughout my employment with the Company and that certain provisions also apply after my employment with the Company ends.  I execute and deliver this Agreement to the Company (i) as part of the transaction and in consideration of all the outstanding shares of stock of the Company (all of which were owned by me) being acquired to Sunpeaks Ventures, Inc., (ii) as part of my continuing employment by the Company, and (iii) as a requirement of Sunpeaks Ventures, Inc. to complete the acquisition of all the outstanding shares of stock of the Company (all of which were owned by me).

I understand that, in the course of my employment by the Company, I will have access to and make use of information and materials of the Company that are confidential information and/or trade secrets that are the property of the Company.

I agree that the Company has a vital interest in maintaining the confidentiality of its confidential information and trade secrets, as well as rights to inventions and trade secrets, since doing so allows the Company to compete fairly in the marketplace and to enhance the value of the Company to shareholders and help provide job security for its employees.

I agree that the Company’s ability to compete fairly in the marketplace will be protected by reasonable limitations on my ability to solicit the employees or customers of the Company and to compete with the Company.

I understand that the I will benefit from acquisition of the stock of the Company.

In consideration of the above and other good and valuable consideration described in this Agreement, I agree to the following terms and conditions:

TERMS AND CONDITIONS

1.	Definitions. The following definitions apply to this Agreement:

(a)	“Company” means Bryce Rx Laboratories, Inc., a New York corporation

(b)
“Confidential Information” means trade secrets and all other confidential, proprietary, secret and/or sensitive information of the Company, whether or not explicitly labeled or marked as such, including, but not limited to information conceived, originated, discovered, or developed in whole or in part by me during my employment, not generally known in the relevant trade or  industry, about the Company’s business, products, processes, and services, and information relating to research, development, inventions, formulas, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, and training and training programs.

(c)
“Inventions” means discoveries, concepts, formulas, and ideas, whether or not patentable, copyrightable, or protectable as a mask work, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, relating to any current or prospective products, product ideas, and/or activities of the Company, with which activities I am acquainted as a consequence of my employment with the Company.

(d)
“Conflicting Product” means any product (excluding Scarguard), software, process, or service of any person or organization other than the Company, in existence or under development, which substantially resembles and competes with a product, process, software, Invention, Work, or service upon or with which I work during my employment by the Company or about which I acquire (at any time) Confidential Information.

(e)
“Conflicting Organization” means any person (including myself) or organization (or any person or organization controlled by, controlling, or under common control with such person or organization) which is engaged in, or is about to become engaged in, research on or development, production, marketing, or selling of, a Conflicting Product, except that Red Rock Labs and Innovative Remedies, LLC will not be treated as Conflicting Organization to the extent of my existing level of involvement with those entities on the date hereof limited to the Products set forth in Schedule A hereof and provided that my relationship with those entities continues at the level no greater than my level of involvement on the date hereof.

(f)
“Works” means individually and collectively work product, writings, reports, inventions, formula, research, studies, improvements, discoveries, ideas, text, graphics, procedures, designs, and all associated intellectual property and other intellectual property or similar rights, whether or not patentable or registrable under copyright or trademark laws or protectable as trade secrets under state, federal or common law, relating to any current or prospective activities of the Company, with which I am acquainted as a consequence of my employment with the Company, upon or with which I work during my employment by the Company, or about which I acquire (at any time) Confidential Information.

2.	Confidentiality.

(a)
The Company’s ability to survive and compete successfully is based largely upon Confidential Information that it develops, possesses, and uses.  I acknowledge that all Confidential Information is and will at all times remain the property of the Company.  I agree that, except as required in my duties to the Company (including, but not limited to, working with and/or providing service to customers and other employees of the Company who have a need to know, and fulfilling my obligations to perform the duties that have been assigned to me by the Company), I will never, directly, indirectly, or otherwise use, disseminate, disclose, lecture upon, or publish articles concerning Confidential Information without having first obtained written permission from the Company to do so.  I will safeguard and maintain on Company premises, to the extent possible in the performance of my work for the Company, all documents and things that contain or embody Confidential Information.  I understand that any failure to mark or otherwise identify any Confidential Information as confidential, proprietary, or protected information will not affect its status as part of the Confidential Information under and subject to the terms of this Agreement.  If I am not sure whether certain information is Confidential Information, I agree to treat the information as Confidential Information unless I have been inform in writing to the contrary by an executive officer of the Company.  If there is any dispute relating to my unauthorized use or disclosure of Confidential Information, I agree that I will be required to demonstrate by credible evidence that the information was not Confidential Information or that its disclosure or use was authorized.

(b)
I further acknowledge and agree that any information and materials received by the Company from third parties (including, without limitation, the Company's business partners) in confidence (or subject to non-disclosure or similar covenants) will be deemed to be and will be Confidential Information for purposes of this Agreement.

(c)
I will not disclose to the Company, use in its business, or cause the Company to use, any information or material which is confidential to any third party without proper authorization of such third party.  I will not incorporate into any product used or sold by the Company any patented or copyrighted materials of any third party unless such incorporation by the Company has been authorized by the owner of such rights or its agent.

3.           Disclosure and Assignment of Inventions.  With respect to Inventions made or conceived by me during my employment with the Company whether or not with the use of Company facilities, materials, or personnel, either solely or jointly with another or others, during (i) my employment with the Company, or (ii) within three (3) years after termination of my employment, without royalty or other consideration to me therefor, I will:

(a)	inform the Company promptly and fully of each Invention.

(b)
inform the Company in writing upon completion of any and all studies or research projects undertaken on the Company’s behalf, whether or not a given project has, in my opinion, resulted in an Invention.

(c)	apply, at the Company’s request and expense, for the U.S. and Foreign letters patent or copyright registration as the Company may desire.

(d)
assign to the Company all of my rights to such Inventions, rights to applications for U.S. and/or foreign letters patent and copyrights, and rights to U.S. and/or foreign letters patent and copyrighted granted upon or issued in respect of such Inventions.

(e)
acknowledge and deliver promptly to the Company (without charge to the Company but at its expense) all written instruments and take all actions, such as giving testimony in support of my inventorship or original authorship, as may be necessary in the opinion of the Company to obtain and maintain U.S. and/or foreign letters patent and copyright registrations and to vest the entire right and title thereunto in the Company.

(f)	not disclose any Invention to any person outside the Company without the Company’s written permission.

4.	Rights in Other Matters. I agree that:

(a)
Subject to a reasonable royalty agreement or other license agreement to be mutually agreed upon between the Company and me on a product by product basis, I will grant to the Company the right to use in its business, and to use, make, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable or copyrightable, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions but which are conceived or made by me with or without the use or assistance of the Company’s facilities, materials, or personnel.

(b)
All Works created by me, both past and future, during my employment by the Company will be and remain exclusively the property of the Company.  Each such Work is a “work made for hire” and the Company may file applications to register copyright as author thereof.  I assign to the Company all rights, including all copyright rights throughout the world, including all renewals and extensions thereof, in and to all Works created by me, both past and future, during my employment by the Company.  I will take whatever steps and do whatever acts the Company requests, including but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such Works.  I will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission of the Company.

5.           Return of Documents.  Upon termination of my employment with the Company, whether terminated with or without cause, I will return to or leave with the Company all documents, records, notebooks, and other repositories of or containing Confidential Information or material associated with or related to Inventions, including each original and all copies thereof, as well as all originals and all copies of Works, or other tangible Company property, whether prepared by me or others, then in my possession or under my control.

6.           Nonassertion.  I will not assert any rights under any inventions, discoveries, concepts, or ideas or improvements thereof, or know-how related thereto, as having been made or acquired by me prior to my being employed by the Company, or since the date of my employment and not otherwise covered by the terms of this Agreement, unless, prior to executing this Agreement, I have disclosed in writing the existence of any of my rights in any inventions, discoveries, or concepts.

7.           Nonsolicitation.  Independent of any obligations I have under Paragraph 9, during my employment and for a period of three (3) years after termination of my employment with the Company, whether terminated with or without cause, I will not, directly or indirectly, (i) divert or attempt to divert any person, concern, or entity which is furnished services or products by the Company from doing business with the Company or otherwise to change its relationship with the Company; or (ii) induce or attempt to induce any customer or supplier of the Company to cease being a customer or supplier of the Company or otherwise to limit its relationship with the Company; or (iii) render services, directly or indirectly, to any Conflicting Organization in connection with the research, development, manufacture, testing, sale, merchandising, or promotion of a Conflicting Product to any customer or supplier (or prospective customer or supplier) of the Company with whom I had a direct or indirect contact, or about whom I may have acquired any knowledge, during my employment with the Company.

8.           Solicitation of Employees.  I agree that, during my employment with the Company and for a period of three (3) years following termination of my employment with the Company, whether terminated with or without cause, I will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company to associate in any manner with a Conflicting Organization, or hire or solicit the services of any employee of the Company to associate in any manner with a Conflicting Organization.

9.           Restrictions on Competition.  Independent of any obligations that I have under Paragraph 7, during my employment with the Company and for a period of three (3) years after termination of my employment with the Company, whether terminated with or without cause, I will neither render services, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation, or entity, to or for any Conflicting Organization within the United States which would reasonably and in good faith require me to divulge or disclose any Confidential Information, nor will I render services, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation, or entity, to research, develop, test, manufacture or sell a Conflicting Product for an entity that would be defined as a Conflicting Organization.  I recognize that the Company conducts business within the geographic area set forth herein, and therefore, I agree that this restriction is reasonable and necessary to protect the Company’s Confidential Information.

10.         Limitation.  Notwithstanding anything in this Agreement to the contrary, for so long as Scarguard (Red Rock Labs) and Innovative Remedies, LLC are not treated as Conflicting Products or Organizations, I will not be restricted from developing new cosmeceutical and or prescription status products, provided that the Company and/or Sunpeaks Ventures, Inc. is given the right of first refusal for any and all such developments.  In addition, notwithstanding anything in this Agreement to the contrary, the pharmaceuticals and over-the-counter products set forth on Schedule A to this Agreement will be excluded for the application of this Agreement and I may be involved in the research and development of those products set forth on Schedule A.

11.          Assignability.  All my obligations under this Agreement are binding upon my heirs, assigns, and legal representatives and all of the obligations of the Company will be binding upon its successors and assigns.  The Company will have the right to assign and transfer this Agreement to a successor to all or substantially all of the business or assets of the Company or any division or part of the Company with which I am, have been or will be employed, or to which I have provided services during my employment with the Company.

12.          Obligations Survive Termination of Employment.  Termination of my employment whether voluntary or involuntary, whether with or without cause, will not impair or relieve me of my obligations hereunder.

13.          Governing Law.  This Agreement will be construed in accordance with and governed for all purposes by the law of the State of Maryland, without regard to the conflict of law or choice of law provisions thereof.

14.           Severability.  I agree that the restrictions and covenants in this Agreement are reasonable and enforceable.  However, if any one or more of the provisions contained in this Agreement, for any reason under the law as it will then be construed, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, I expressly request and authorize such court to modify such provision so as to permit enforcement of this Agreement to the most full extent possible.  If no such modification is possible, then this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein and, as so construed, will remain in full force and effect.

15.           Breach.  I understand that the covenants and promises made by me in this Agreement are a material inducement to the Company to continue my employment and to provide me other benefits and consideration for this Agreement.  I understand that any breach or violation by me of this Agreement will result in immediate and irreparable injury to the Company in amounts difficult to ascertain.  Therefore, should I breach any portion of this Agreement, I agree that the Company will be entitled to proceed directly to a court of competent jurisdiction to obtain the remedies of specific performance and injunctive relief (including but not limited to temporary restraining orders, preliminary injunctions, and permanent injunctions) without the necessity of posting a bond or other undertakings therewith.

16.          Waiver.  I understand that if the Company or I waive any breach of any covenant, provision or obligation in this Agreement, such action will not be considered to be a continuing waiver of any such covenant, provision or obligation, or of any future breach thereof.

17.          Interpretation.  No provision of this Agreement will be interpreted against the Company or me because such provision or this Agreement was prepared, revised, or modified by either of us.

18.          Attorney’s Fees.  I understand that should either the Company or I prevail in any legal action to enforce this Agreement that the losing party will be obligated to reimburse the prevailing party all of its reasonable attorneys’ fees incurred in relation to such legal action.

19.          Acknowledgements.  I acknowledge that I have read and understand the provisions of this Agreement, that I have been given an opportunity for my legal counsel to review this Agreement, that the provisions of this Agreement are reasonable, and that I have received a copy of the Agreement.

/s/ illegible			/s/ Robert Giuliano	(SEAL)
Witness			Robert Giuliano

Date

ACCEPTED:

COMPANY: Bryce Rx Laboratories, Inc.

By:	/s/ Robert Giuliano	(SEAL)

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Schedule A

EXCLUDED PHARMACEUTICALS AND OVER-THE-COUNTER PRODUCTS

Scarguard Line;
Scarguard; Scar Light; Solar Guard, Bruise Guard; Pierce Guard; pierce Rescue; Bite Me; Itchy; DermaFine; Psoriafilm.

Innovative Remedies Line
Vita Soup; Vita Pop; Veggie Soup; Veggie Pop Line; Tattoo Plus Line; Delay.